Filed Pursuant to Rules 424(b)(3) and 424(c)
Registration No. 333-71040

Prospectus Supplement No. 10 Dated August 22, 2002
(to Prospectus dated December 7, 2001)

$435,367,000

Manpower Inc.
Zero Coupon Convertible Debentures Due August 17, 2021
and
The Common Stock Issuable Upon Conversion Thereof

        Our prospectus dated December 7, 2001, as supplemented through the date hereof, relating to the offer for resale by certain of our securityholders of up to $435,367,000 aggregate principal amount due at maturity of zero coupon convertible debentures due August 17, 2021 of Manpower Inc., and the shares of our common stock issuable upon conversion of the debentures, is hereby supplemented to include the following information in the "Selling Securityholders" section on pages 38-44 of the prospectus.

ADDITIONAL SELLING SECURITYHOLDERS

        The following represents additional selling securityholders for the table appearing in the "Selling Securityholders" section of the prospectus.

Name and Address (7)	Principal Amount at Maturity of Debentures Beneficially Owned that May Be Sold	Percentage of Debentures Outstanding	Number of Shares of Common Stock That May Be Sold (1)	Percentage of Common Stock Outstanding (2)
Deutsche Bank Securities Inc. 1251 Avenue of the Americas New York, NY 10020	$22,000,000	5.0%	307,029	*

SELLING SECURITYHOLDERS (8)

        The following represents updated information regarding the selling securityholders listed in the table in the "Selling Securityholders" section of the prospectus.

Name and Address (7)	Principal Amount at Maturity of Debentures Beneficially Owned that May Be Sold	Percentage of Debentures Outstanding	Number of Shares of Common Stock That May Be Sold (1)	Percentage of Common Stock Outstanding (2)

Goldman Sachs & Co. 295 Chipeta Way Salt Lake City, UT 84108 (5)	$25,000,000	5.7%	348,897	*

Any other holder of notes or future transferee, pledgee, donee or successor of any holder (3)(4)	$0	0%	0	0%

___________________

*Less than 1%.

(8) Total principal amount at maturity of selling securityholders listed is more than $435,367,000 because certain of the selling securityholders may have transferred debentures pursuant to Rule 144A or otherwise reduced their position prior to selling pursuant to this registration statement. The maximum principal amount at maturity of debentures that may be sold under this prospectus will not exceed $435,367,000.